Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 of Runway Growth Finance Corp. of our report dated March 7, 2024, relating to the consolidated financial statements, including the senior securities table, of Runway Growth Finance Corp., appearing in the Annual Report on Form 10-K of Runway Growth Finance Corp. for the year ended December 31, 2023.

/s/ RSM US LLP

Chicago, Illinois

March 20, 2025